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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*

                          WHY USA FINANCIAL Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   966849-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Daryl E. Dinkla
                               Phone 515-554-4076
                     9801 Valdez Drive, Urbandale, IA 50322
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 23, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                              CUSIP No. 966849-10-1


--------------------------------------------------------------------------------
1. Name of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Daryl E. Dinkla
--------------------------------------------------------------------------------
2. Check the Appropriate Box If a Member of a Group (See Instructions) (a) [_]
(b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4. Source of Funds (See Instructions) PF
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
United States of America
--------------------------------------------------------------------------------
                         7. Sole Voting Power
NUMBER OF                         40,335,725
SHARES           ---------------------------------------------------------------
BENEFICIALLY             8.   Shared Voting Power
OWNED BY                                  0%
EACH             ---------------------------------------------------------------
REPORTING                9.   Sole Dispositive Power
PERSON                            40,335,725
WITH             ---------------------------------------------------------------
                        10. Shared Dispositive Power
                                          0%
--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person
40,335,725
--------------------------------------------------------------------------------
12. Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) 0% [_]
--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11) 39.03326%
--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

This Amendment No. 2 to Schedule 13D (this "Amendment") amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on April 28, 2006 (the "Existing Schedule"), as amended and supplemented by that Amendment No 1 to Schedule 13D filed with the Securities and Exchange Commission on May 24, 2006.

This Amendment relates to shares of the common stock, par value $.001 per share (the "Shares"), of WHY USA Financial Group, Inc., a Nevada corporation. The name, address and principal executive offices of the issuer of such securities is WHY USA Financial Group, Inc., 2801 S. Wayzata Blvd, #101, Minneapolis, MN 55405.

ITEM 2.  IDENTITY AND BACKGROUND.

                  (i) The name of the person filing this statement is Daryl E. Dinkla;

                  (ii) Mr. Dinkla's residence address is 9801 Valdez Drive, Urbandale, IA 50322;

                  (iii) Mr. Dinkla is presently a self-employed businessman;

                  (iv) Mr. Dinkla has not been convicted, during the last five years, in any criminal proceeding (excluding traffic violations or similar misdemeanors);

                  (v) Mr. Dinkla has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws;

                  (vi) Mr. Dinkla is a citizen of the United States of America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  On April 26, 2006 Mr. Dinkla converted three (3) debentures ("Original Debentures") totaling $1,104,715.28 into 22,583,000 shares of common stock of WHY USA Financial Group, Inc. The Original Debentures represented personal funds of Mr. Dinkla and are attached hereto as Exhibit 1, Exhibit 2 and
Exhibit 3. One of the Original Debentures was issued to Mr. Dinkla in a face amount equal to a discounted sum that had been negotiated between Mr. Dinkla and a third party creditor. In consideration for Mr. Dinkla's negotiation and reduction of those outstanding sums the Company agreed, in addition to issuing an Original Debenture for the discounted sum, to pay Mr. Dinkla $100,000 payable as follows: i) the sum of $5,893.20 in cash to reimburse him for certain out of pocket expenses; and ii) issuance of an additional 1,882,136 shares in satisfaction of the remaining balance of $94,106.80. On July 9, 2007, Mr. Dinkla acquired certain additional shares by exercising certain conversion rights provide in thirteen (13) separate convertible debentures (collectively the "Debentures"). The total amount due and outstanding under the Debentures at the time of conversion was $514,718.70 of which $492,500.00 was principal and $22,218.70 was accrued interest. The Debentures represented personal funds of Mr. Dinkla and are attached hereto as Exhibit 4, Exhibit 5, Exhibit 6, Exhibit 7, Exhibit 8, Exhibit 9, Exhibit 10, Exhibit 11, Exhibit 12, Exhibit 13, Exhibit 14, Exhibit 15, and Exhibit 16.

ITEM 4.  PURPOSE OF TRANSACTION.

                  The purposes for acquisition of the shares were investment, to remove, as a liability, the obligations represented by the Debentures from WHY USA Financial Group, Inc. financial statements, and to increase the existing share ownership of Mr. Dinkla in WHY USA Financial Group, Inc.

(a)      Inapplicable
(b)      Inapplicable
(c)      Inapplicable
(d)      Inapplicable
(e)      Inapplicable
(f)      Inapplicable
(g)      Inapplicable
(h)      Inapplicable
(i)      Inapplicable
(j)      Inapplicable

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  (vii) Mr. Dinkla directly owns an aggregate of 40,335,725 Shares (the "Dinkla Shares"), or approximately 39.03326% of the aggregate issued and outstanding Shares (based upon 103,336,798 Shares issued and outstanding as of July 15, 2007).

                  (viii) Mr. Dinkla has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the Dinkla Shares.

                  (ix) There have been no transactions in the class of securities reported on that were effected in the past sixty (60) days or since the most recent filing on Schedule 13D by Mr. Dinkla.

                  (x) Inapplicable.

                  (xi) Inapplicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The information set forth, or incorporated by reference, in Items 3 and 4 of this Amendment is hereby incorporated in this Item 6.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                  Attached hereto as Exhibit 1, Exhibit 2, Exhibit 3, Exhibit 4,
Exhibit 5, Exhibit 6, Exhibit 7, Exhibit 8, Exhibit 9, Exhibit 10, Exhibit 11,
Exhibit 12, Exhibit 13, Exhibit 14, Exhibit 15, and Exhibit 16 are copies of the Debentures made and entered into as of March 28, 2005, February 14, 2006 , April 25, 2006, February 28, 2006, May 12, 2006, June 14, 2006, August 21, 2006,
September 18, 2006, October 2, 2006, December 21, 2006, January 12, 2007, January 25, 2007, February 23, 2007, February 27, 2007, March 9, 2007, and July 7, 2007 respectively, by and between WHY USA Financial Group, Inc., and Daryl Dinkla.


SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 23, 2007               /s/ Daryl  E. Dinkla
       --------------------         --------------------------
                                    Daryl E. Dinkla,
                                    Individually

                                    EXHIBIT 1

                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                     March 28, 2005
CONVERTIBLE DEBENTURE DUE                                         March 28, 2008
AMOUNT                                                            $50,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on MARCH
28, 2008 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 28th day of March 28, 2005, and continuing on March 28 of each year, up to and including the 28th day of March, 2008, the Company shall pay in consecutive annual installments, interest only , pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 28th day of March, 2008, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6, NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7. TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ James B. Kylstad
    ----------------------
Title: CEO
      -------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 4-26, 2006 to convert $53,830.56 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         April 26th, 2006
                   ---------------------------------------------
Applicable Conversion Price     4.8918
                            ------------------------------------
Number of Shares Issuable upon this conversion  1,100,424
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 2


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                               FEBRUARY 14, 2006
CONVERTIBLE DEBENTURE DUE                                   FEBRUARY 14, 2009
AMOUNT                                                      $ 50,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on FEBRUARY 14 , 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 14th day of February, 2006, and continuing on February 14 of each year, up to and including the 14th day of February, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 14th day of February, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW
         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 4-26, 2006 to convert $50,690.28 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         April 26th, 2006
                   ---------------------------------------------
Applicable Conversion Price     4.8918
                            ------------------------------------
Number of Shares Issuable upon this conversion  1,036,230
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 3


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                     APRIL 25, 2006
CONVERTIBLE DEBENTURE DUE                                         APRIL 25, 2009
AMOUNT                                                            $ 1,000,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on APRIL 25, 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 25th day of April, 2006, and continuing on April 25 of each year, up to and including the 25th day of April, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 25th day of April, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

         Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ James B. Kylstad
    ----------------------
Title: CEO
      -------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 4-26, 2006 to convert $1,000,194.44 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         April 26th, 2006
                   ---------------------------------------------
Applicable Conversion Price     4.8918
                            ------------------------------------
Number of Shares Issuable upon this conversion  20,446,346
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 4


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                 FEBRUARY 28, 2006
CONVERTIBLE DEBENTURE DUE                                     FEBRUARY 28, 2009
AMOUNT                                                        $ 85,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on FEBRUARY 28 , 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 28th day of February, 2006, and continuing on February 28 of each year, up to and including the 28th day of February, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 28th day of February, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

         Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $93,197.78 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  1,769,503
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 5


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                       MAY 12, 2006
CONVERTIBLE DEBENTURE DUE                                           MAY 12, 2009
AMOUNT                                                              $ 30,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on MAY 12 , 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 12th day of May, 2006, and continuing on May 12 of each year, up to and including the 12th day of May, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 12th day of May, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $32,467.50 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  616,445
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 6


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                      JUNE 14, 2006
CONVERTIBLE DEBENTURE DUE                                          JUNE 14, 2009
AMOUNT                                                             $ 30,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on JUNE 14 , 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 14th day of June, 2006, and continuing on June 14 of each year, up to and including the 14th day of June, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 14th day of June, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $32,275.00 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  612,791
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 7


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                    AUGUST 21, 2006
CONVERTIBLE DEBENTURE DUE                                        AUGUST 21, 2009
AMOUNT                                                           $ 15,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on AUGUST 21 , 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

                  Commencing on the 21st day of August, 2006, and continuing on August 21 of each year, up to and including the 21st day of August, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 21st day of August, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $15,939.17 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  302,630
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 8


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                 SEPTEMBER 18, 2006
CONVERTIBLE DEBENTURE DUE                                     SEPTEMBER 18, 2009
AMOUNT                                                        $ 10,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on SEPTEMBER 18, 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 18th day of September, 2006, and continuing on September 18 of each year, up to and including the 18th day of September, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 18th day of September, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $10,571.67 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  200,719
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 9


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                    OCTOBER 2, 2006
CONVERTIBLE DEBENTURE DUE                                        OCTOBER 2, 2009
AMOUNT                                                           $ 30,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on OCTOBER 2, 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 2nd day of October, 2006, and continuing on October 2 of each year, up to and including the 2nd day of October, 2009, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 2nd day of October, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $31,633.33 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  600,607
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 10


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                  December 21, 2006
CONVERTIBLE DEBENTURE DUE                                      December 21, 2009
AMOUNT                                                         $ 30,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on December 21, 2009 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 21nd day of December, 2006, and continuing on December 21 of each year, up to and including the 21st day of December, 2009 the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 21nd day of December, 2009, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $31,166.67 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  591,747
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                   EXHIBIT 11


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                   January 12, 2007
CONVERTIBLE DEBENTURE DUE                                       January 12, 2010
AMOUNT                                                          $ 35,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on January 12, 2010 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 12th day of January, 2007, and continuing on January 12 of each year, up to and including the 12th day of January, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 12th day of January, 2010, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $36,211.39 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  687,529
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                   EXHIBIT 12


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                   January 25, 2007
CONVERTIBLE DEBENTURE DUE                                       January 25, 2010
AMOUNT                                                          $ 70,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on January 25, 2010, (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 25th day of January, 2007, and continuing on Janaury 25 of each year, up to and including the 25th day of January, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 25th day of January, 2010, all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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                  Holder may at any time, prior to the issuance of a Prepayment
Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.


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         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C)


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orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.


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Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of


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California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

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                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $72,245.83 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  1,371,698
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------



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                                    EXHIBIT 13


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                  February 23, 2007
CONVERTIBLE DEBENTURE DUE                                      February 23, 2010
AMOUNT                                                         $ 20,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on February 23, 2010 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 23rd day of February, 2007, and continuing on February 23 of each year, up to and including the 23rd day of February, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 23rd day of February, 2010 all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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                  Holder may at any time, prior to the issuance of a Prepayment
Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.


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         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C)


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orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.


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

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $20,598.89 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  391,102
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 14


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                  February 27, 2007
CONVERTIBLE DEBENTURE DUE                                      February 27, 2010
AMOUNT                                                         $ 12,500.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on February 27, 2010 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 27rd day of February, 2007, and continuing on February 27 of each year, up to and including the 27rd day of February, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 27rd day of February, 2010 all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.



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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $12,818.41 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion    243,377
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 15


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                  March 9, 2007
CONVERTIBLE DEBENTURE DUE                                      March 9, 2010
AMOUNT                                                         $ 25,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on March 9, 2010 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 9th day of March, 2007, and continuing on March 9 of each year, up to and including the 9th day of March, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 9th day of March, 2010 all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C)


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

orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.


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Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of


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

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]



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

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $25,593.06 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  485,924
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------

                                    EXHIBIT 16


                              CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

ISSUANCE DATE                                                  July 9, 2007
CONVERTIBLE DEBENTURE DUE                                      July 9, 2010
AMOUNT                                                         $ 100,000.00


         FOR VALUE RECEIVED, WHY USA Financial Group, a Nevada corporation (the "Company"), hereby promises to pay DARYL E. DINKLA (the "Holder") on July 9, 2010 (the "Maturity Date"), a principal amount equal to the amount set forth above, and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. PRINCIPAL AND INTEREST

         Commencing on the 9th day of July, 2007, and continuing on July 9 of each year, up to and including the 9th day of July, 2010, the Company shall pay in consecutive annual installments, interest only, pursuant to this Convertible Debenture (the "Debenture"). Interest shall accrue at the rate of Seven Percent (7%) per annum from the issuance date set forth above. On the 9th day of March, 2010 all principal and interest shall be due and payable.

Article 2. PREPAYMENT

         The Company shall have the right at any time to prepay the Debenture in whole or in part, upon not less than ten (10) days prior written notice to the Holder (a "Prepayment Notice").

Article 3.  CONVERSION

         Section 3.1   NOTICE OF CONVERSION.


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

                  Holder may at any time, prior to the issuance of a Prepayment Notice by the Company, convert this Debenture into common stock of the Company ("Common Stock") in accordance with this Article 3.

         Section 3.2  CONVERSION PROCEDURE.

         (a) DEBENTURES. Subject to Section 3.1, upon the Company's receipt of a facsimile or original of Holder's duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion. The Company's transfer agent or attorney shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

         (b) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Debentures (or a copy thereof if the Holder certifies that the original has been lost or destroyed) to be converted together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion. The Company shall deliver to the Holder, the shares of Common Stock as soon as practicable after receipt of the Debentures to be converted.

         (c) COMMON STOCK TO BE ISSUED. Upon the conversion of any Debentures and upon receipt by the Company of a facsimile or original of Holder's signed Notice of Conversion, Company shall instruct Company's transfer agent to issue Stock Certificates in the name of Holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

         (d) CONVERSION RATE. Holder shall convert the principal of this Debenture, plus accrued interest, into Common Stock of the Company at a price equal to ninety-three percent (93%) of the averaged thirty closing prices for the Company's Common Stock for the thirty (30) trading days immediately preceding the Conversion Date (the "Conversion Price"). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

         (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

         (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue certificates for the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date.


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

         (g) PAYMENT OF TAXES. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of the Common Stock; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Debentures or the Common Stock issuable upon exercise hereof or (ii) as a result of the issuance of the Common Stock to any person other than the Holder, and the Company shall not be required to issue or deliver any certificate for any Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

         Section 3.4 COMPANY TO RESERVE STOCK. The Company shall reserve the number of shares of Common Stock required to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         Section 3.5 RESTRICTIONS ON TRANSFER. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Act.

         Section 3.6 MERGERS, ETC. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  DEFAULTS AND REMEDIES

         Section 4.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make a payment, for a period of twenty (20) business days after its due date, (c) any of the Company's representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (c) the Company shall violate or breach any of the covenants contained in this Agreement, (f) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary petition under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary bankruptcy petition; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary bankruptcy petition; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         Section 4.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Article 5.  RECORD OWNERSHIP

         Section 5.1. RECORD OWNERSHIP. The Company, or its transfer agent, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 5.2. LOST DEBENTURES. If this Debenture becomes defaced or mutilated but is still substantially intact and recognizable, the Company may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

         Section 5.3. INDEMNIFICATION FOR TRANSFERS. In the event Holder transfers all or any portion of the Debenture, the Holder hereby assumes liability for, and hereby agree to pay, protect, defend (at trial and appellate levels and with attorneys, consultants and experts reasonably acceptable to Company), and save Company harmless from and against, and hereby indemnify Company from and against any and all liens, damages, (including, without limitation, punitive or exemplary damages) losses, liabilities, obligations, settlement payments, penalties, fines, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements and expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', consultants' and experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) (collectively "COSTS") which may at any time be imposed upon, incurred by or asserted or awarded against Company, and arising and proximately caused directly from or out of the subsequent transfer, conveyance or other disposition of the any warrant, Common Stock or debenture of the Company which results in a violation of, or otherwise disqualifies the issuance of the such security from any federal and state exemptions from registration which the Company relied on in issuing the such security.

Article 6.  NOTICES

         Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 7.  TIME

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in California are not required or allowed to be closed.

Article 8.  RULES OF CONSTRUCTION

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 9.  GOVERNING LAW

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of California applicable to agreements that are negotiated, executed, delivered and performed solely in the State of California. The prevailing party in any dispute arising hereunder shall be entitled to recover all of its reasonable attorney's fees and costs of defense, prosecution or litigation.

Article 10.  Litigation

         (a) FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the state or federal courts of the State of California, city of San Diego. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of California, city of San Diego, for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of

California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

         (b) WAIVER OF JURY TRIAL. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this agreement.

         (c) SUBMISSION TO JURISDICTION. Any legal action or proceeding in connection with this Debenture or the performance hereof must be brought in the federal courts located in the State of California, County of San Diego and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

         IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

WHY USA Financial Group,
a Nevada corporation

By: /s/ Norma Engebretson
    ----------------------
Title: Corporate Secretary
      --------------------

Holder

/s/ Daryl E. Dinkla
--------------------------


                    [Signature Page to Convertible Debenture]


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

                                    Exhibit A

                              NOTICE OF CONVERSION
                              --------------------

           (To be Executed by the Registered Holder upon Conversion.)

         The undersigned hereby irrevocably elects, as of 7-09, 2007 to convert $100,000.00 of the Debentures into Shares of Common Stock (the "Shares") of WHY USA Financial Group, a Nevada corporation (the "Company").


Date of Conversion         July 9, 2007
                   ---------------------------------------------
Applicable Conversion Price     5.26689
                            ------------------------------------
Number of Shares Issuable upon this conversion  1,898,653
                                               -----------------
Signature  /s/ Daryl E. Dinkla
          -----------------------------------------
                           [Name]
Address    9801 Valdez Drive
       --------------------------------------------
           Urbandale, Iowa  50322
---------------------------------------------------
Phone 515-276-4076  Fax 515-276-4076
      ------------      -------------





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